Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

ENTERTAINMENT GAMING ASIA INC. REPORTS SECOND QUARTER 2015 RESULTS

- Company Achieves Profitability for the Second Quarter of 2015 Driven by

Improvements in Both Business Divisions –

Hong Kong – August 6, 2015 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the second quarter ended June 30, 2015 and reviewed recent corporate progress.

Key Financial Metrics

•	Consolidated revenues of $7.6 million for the second quarter of 2015
•	Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and non-cash charges) of $3.3 million for the second quarter of 2015
•	Net income of $1.5 million for the second quarter of 2015
•	Cash balance of $24.6 million and zero debt as of June 30, 2015

Second Quarter of 2015 Financial Performance

All historical revenues and expenses associated with Dreamworld Pailin, which ceased operation in June 2014, have been reclassified as discontinued operations for the presented periods. Historical share amounts have been proportionally adjusted to reflect the impact of the Company’s 1:4 reverse stock split effected on February 26, 2015 for the presented periods.

The Company’s second quarter of 2015 consolidated revenue was $7.6 million, an increase of 54% compared to $4.9 million in the second quarter of 2014 due to increases in both the gaming operations and gaming products business divisions.

Gaming operations revenue was $4.9 million for the second quarter of 2015, an increase of 11% compared to $4.4 million in the second quarter of 2014 due to improvement in the Cambodia operations partially offset by a decline in the Philippines operations. Average consolidated daily net win per unit was $131 for the second quarter of 2015, an increase of 17% compared to $112 in the second quarter of 2014 due to the higher revenue and a slight reduction of machine seats in operation during the second quarter of 2015.

Cambodia average daily net win per unit was $165 for the second quarter of 2015, an increase of 27% compared to $130 in the prior year period primarily due to improved performance at NagaWorld. NagaWorld average daily net win per unit increased to $248 for the second quarter of 2015 compared to $203 in the prior year period primarily due to an increase in VIP player traffic.

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Entertainment Gaming Asia Reports Q2 2015 Earnings Results, 8/6/2015	page 2

Philippines average daily net win per unit was $65 for the second quarter of 2015, a decrease of 14% compared to $76 in the prior year period. The decrease was primarily due to increased competition from new integrated casino resorts in Manila, one of which opened in March 2013 and another which soft opened in December 2014. While Philippines average daily net win per unit declined on a year-over-year basis, it has remained relatively stable in recent quarters as the Company continues its proactive marketing strategies in efforts to stabilize performance in the increasingly competitive landscape.

Revenue from gaming products was $2.7 million for the second quarter of 2015 compared to $524,000 in the second quarter of 2014. The increase was primarily a result of higher sales of gaming chips and plaques due to strong reorder levels from existing customers. The Company achieved a gross profit of $395,000 for this division for the second quarter of 2015 compared to a gross margin loss of $401,000 in the prior year period. The gross margin increase was primarily due to higher production volumes and continued efforts to improve production efficiencies.

Selling, general and administrative, or SG&A, expenses were $1.3 million for the second quarter of 2015 compared to $1.1 million in the second quarter of 2014. The lower expenses in the second quarter of 2014 were mainly due to a reversal of a previously accrued one-time other tax liability of $485,000 related to the Philippines operations. Excluding this benefit to the second quarter of 2014, SG&A expenses for the second quarter of 2015 declined $280,000 compared to the prior year period, which was primarily due to cost control efforts.

Entertainment Gaming Asia reported adjusted EBITDA of $3.3 million in the second quarter of 2015 compared to $2.1 million in the second quarter of 2014.

The Company reported net income of $1.5 million, or $0.10 per share, on a weighted average diluted share count of 14.5 million shares for the second quarter of 2015. This compared to a net loss of $22,000, or breakeven per share, on a weighted average diluted share count of 7.5 million shares for the second quarter of 2014. The second quarter of 2014 net loss included a net loss of $239,000 from discontinued operations related to Dreamworld Pailin. Excluding the discontinued operations, the Company reported net income from continuing operations of $217,000, or $0.03 per share, for the second quarter of 2014.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We are pleased to report that the strong top and bottom-line year-over-year improvement achieved in the first quarter continued in the second quarter of 2015. The primary drivers of our performance were the significant improvements in gaming products sales and gross margin as well as the growth in gaming operations revenue. Gaming products benefitted from an attractive reorder pipeline from existing customers and our efforts to improve profitability while growth in gaming operations was largely due to strong performance from NagaWorld.

“We are focused on continuing to improve our operating performance. Through proactive marketing and machine management, we aim to maximize performance and return potential for our slot operations. For gaming products, we continue efforts to expand our market presence and build on our present confirmed order pipeline of $4.5 million for the second half of 2015.

“In addition, we are actively pursuing new projects that would drive long-term growth for the Company. With over $24.0 million in net cash and the benefits of being an indirect, majority-owned subsidiary of Melco International Development Limited, we believe we have greatly improved our ability to secure new projects that could enhance our existing operations and provide the opportunity to expand into new businesses and markets.”

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Entertainment Gaming Asia Reports Q2 2015 Earnings Results, 8/6/2015	page 3

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, August 6, 2015, both of which are open to the general public. The conference call number is 800/734-8582 or 212/231-2906. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect, majority-owned subsidiary of Melco International Development Limited, is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry in Cambodia and the Philippines and the development and operation of gaming venues in Asia under its “Dreamworld” brand.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, growth of the gaming industry in Asia, the Company’s ability to secure new gaming projects and fund those projects, expectations for the increasing profitability of the Company’s gaming chips and plaques operations and expectations for expanding its business model to new gaming platforms and markets. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to: place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed; identify and implement successful marketing and promotional strategies for the Company’s gaming projects and identify and successfully develop additional projects; acquire additional capital as and when needed; identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques; successfully improve manufacturing processes and enhance production efficiencies for the Company’s gaming chips and plaques; adapt to potential changes in gaming policies and political stability in the countries in which the Company operates and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 26, 2015 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

- financial tables follow -

Entertainment Gaming Asia Reports Q2 2015 Earnings Results, 8/6/2015	page 4

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income/Loss

(Unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
(amounts in thousands, except per share data)	2015	2014	2015	2014
Revenues:
Gaming operations	4,914	4,420	8,924	8,303
Gaming products	2,723	524	6,995	1,335
Total revenues	7,637	4,944	15,919	9,638

Operating costs and expenses:
Cost of gaming operations
Gaming property and equipment
Depreciation	782	908	1,601	1,789
Casino contract amortization	611	612	1,222	1,222
Other gaming related intangiblesamortization	63	63	126	126
Other operating costs	969	895	1,791	1,740
Cost of gaming products	2,328	925	5,990	2,413
Selling, general and administrative expenses	1,323	1,167	2,935	2,720
Gain on disposition of assets	(17)	(8)	(22)	(8)
Impairment of assets	—	19	—	19
Product development expenses	34	101	69	156
Depreciation and amortization	52	50	106	99
Total operating costs and expenses	6,145	4,732	13,818	10,276
Income/(loss) from operations	1,492	212	2,101	(638)

Other (expenses)/income:
Interest expense and finance fees	(2)	—	(3)	(2)
Interest income	3	—	6	—
Foreign currency (losses)/gains	(25)	16	(54)	1
Other	10	4	19	12
Total other (expenses)/income	(14)	20	(32)	11
Income/(loss) from continuing operations before income tax	1,478	232	2,069	(627)

Income tax expenses	(17)	(15)	(37)	(30)

Net income/(loss) from continuing operations	1,461	217	2,032	(657)
Net loss from discontinued operations, net of tax	—	(239)	—	(395)

Net income/(loss) attributable to EGT stockholders	$1,461	$(22)	$2,032	$(1,052)

Other comprehensive (loss)/income:
Foreign currency translation	(16)	99	(15)	58
Total other comprehensive (loss)/income, net of tax	(16)	99	(15)	58

Comprehensive income/(loss) attributable to EGT stockholders	$1,445	$77	$2,017	$(994)

Per share data (basic and diluted):
Earnings/(loss)	$0.10	$—	$0.14	$(0.14)
Earnings/(loss) from continuing operations	$0.10	$0.03	$0.14	$(0.09)
Loss from discontinued operations, net of tax	$—	$(0.03)	$—	$(0.05)

Weighted average common shares outstanding:
Basic	14,458	7,503	14,454	7,500
Diluted	14,477	7,537	14,474	7,500

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Entertainment Gaming Asia Reports Q2 2015 Earnings Results, 8/6/2015	page 5

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,638	$17,301
Accounts receivable, net	493	830
Amounts due from related parties	1,686	2,112
Other receivables	128	316
Inventories	3,731	2,617
Prepaid expenses and other current assets	592	1,447
Total current assets	31,268	24,623

Gaming equipment, net	4,872	5,624
Casino contracts	1,755	2,982
Property and equipment, net	8,782	8,895
Goodwill	346	351
Intangible assets, net	441	595
Contract amendment fees	72	126
Deferred tax asset	140	142
Prepaids, deposits and other assets	1,061	1,316
Total assets	$48,737	$44,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,282	$645
Amounts due to related parties	108	47
Accrued expenses	1,378	2,009
Income tax payable	8	—
Customer deposits and other current liabilities	2,229	306
Total current liabilities	5,005	3,007

Other liabilities	863	845
Deferred tax liability	107	107
Total liabilities	5,975	3,959

Stockholders’ equity:
Common stock, $.001 par value, 18,750,000 shares authorized;14,464,220 and 14,471,095 shares issued and outstanding, respectively	14	14
Additional paid-in-capital	47,730	47,680
Accumulated other comprehensive income	738	753
Accumulated losses	(5,721)	(7,753)
Total EGT stockholders’ equity	42,761	40,694
Non-controlling interest	1	1
Total stockholders’ equity	42,762	40,695
Total liabilities and stockholders’ equity	$48,737	$44,654

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Entertainment Gaming Asia Reports Q2 2015 Earnings Results, 8/6/2015	page 6

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
(amounts in thousands)	2015	2014	2015	2014
Net income/(loss) from continuing operations – GAAP basis	$1,461	$217	$2,032	$(657)
Interest expense and finance fees	2	—	3	2
Interest income	(3)	—	(6)	—
Income tax expenses	17	15	37	30
Depreciation and amortization	1,796	1,824	3,605	3,570
Stock-based compensation expenses	20	69	50	141
Impairment of assets	—	19	—	19
Gain on dispositions of assets	(17)	(8)	(22)	(8)
Adjusted EBITDA from continuing operations	$3,276	$2,136	$5,699	$3,097

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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Entertainment Gaming Asia Reports Q2 2015 Earnings Results, 8/6/2015	page 7

Entertainment Gaming Asia Inc.

Gaming Operations Performance Metrics

Slot Operations
Net Revenue to EGT (in thousands)
	Q2:15	Q2:14	Y/Y ∆	1H:15	1H:14	Y/Y ∆
Cambodia	$3,992	$3,350	19%	$7,110	$6,280	13%
Philippines	$650	$787	-17%	$1,320	$1,515	-13%
Service revenue(1)	$272	$283	-4%	$494	$508	-3%
Consolidated	$4,914	$4,420	11%	$8,924	$8,303	7%
Average Daily Net Win Per Unit
	Q2:15	Q2:14	Y/Y ∆	1H:15	1H:14	Y/Y ∆
Cambodia	$165	$130	27%	$147	$124	19%
Philippines	$65	$76	-14%	$67	$73	-8%
Consolidated	$131	$112	17%	$120	$107	12%
EGM Seats in Operation
				6/30/15	6/30/14	Y/Y ∆
Cambodia				1,018	1,126	-10%
Philippines				540	568	-5%
Consolidated				1,558	1,694	-8%

(1) Service revenue represents reimbursements of certain expenses, which for accounting purposes, are included in the revenue and grossed up in the cost of gaming operations.

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